As filed with the Securities and Exchange Commission on July 23, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHAMBERS STREET PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland	56-2466617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47 Hulfish Street, Suite 210, Princeton, New Jersey 08542

(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Jack A. Cuneo

President and Chief Executive Officer

Chambers Street Properties

47 Hulfish Street, Suite 210,

Princeton, New Jersey 08542

(Name and address of agent for service)

(609) 683-4900

(Telephone number, including area code, of agent for service)

Copies to:

Jason D. Myers, Esq.

Clifford Chance US LLP

31 West 52nd Street, New York, New York 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares of Beneficial Interest, $0.01 par value	300,000	$10.00	$3,000,000	$343.80

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the plan referenced above by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares of beneficial interest.

(2)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, based on a price of $10.00 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed by Chambers Street Properties (f/k/a CB Richard Ellis Realty Trust) (the “Company”) with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

¡	Annual Report on Form 10-K with respect to the year ended December 31, 2011, filed with the SEC on March 30, 2012;

¡	Quarterly Report on Form 10-Q with respect to the quarter ended March 31, 2012, filed with the SEC on May 15, 2012;

¡	Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders, filed with the SEC on April 30, 2012;

¡	Current Report on Form 8-K, filed with the SEC on February 3, 2012;

¡	Current Report on Form 8-K, filed with the SEC on February 15, 2012;

¡	Current Report on Form 8-K, filed with the SEC on April 30, 2012;

¡	Current Report on Form 8-K, filed with the SEC on June 22, 2012;

¡	Current Report on Form 8-K, filed with the SEC on July 5, 2012; and

¡

The description of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) contained in the Company’s Post Effective Amendment No. 10 to the Registration Statement on Form S-11 (333-152653), filed with the SEC on August 22, 2011.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the Company’s Common Shares offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Trustees and Officers.

Pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”) and the North American Securities Administrators Association Guidelines (the “NASAA Guidelines”) the Company’s second amended and restated declaration of trust, as amended from time to time (the “Declaration of Trust”) provides that until its shares are listed on a national securities exchange, its trustees, (the “former investment advisor”) and its affiliates will be indemnified by the Company for losses arising from its operation only if all of the following conditions are met:

¡	the trustees, the former investment advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the Company’s best interests;

¡	the trustees, the former investment advisor or its affiliates were acting on the Company’s behalf or performing services for the Company;

¡	in the case of affiliated trustees, the former investment advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

¡	in the case of independent trustees, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

¡	the indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the shareholders.

Until the Company’s shares are listed on a national securities exchange, indemnification of the trustees, officers, employees, agents, the former investment advisor, affiliates or any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or U.S. federal securities laws, unless one or more of the following conditions are met:

¡	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

¡	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

¡

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the Company’s securities were offered as to indemnification for violations of securities laws.

The Company’s Declaration of Trust provides that until the Company’s shares are listed on a national securities exchange, the advancement of the Company’s funds to its trustees, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

¡	the legal action relates to acts or omissions with respect to the performance of duties or on behalf of the Company;

¡

the Company’s trustees, officers, employees, agents, advisor or affiliates provide the Company with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification;

¡

the legal action is initiated by a third party who is not a shareholder or, if the legal action is initiated by a shareholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and

¡

the Company’s trustees, officers, employees, agents, advisor or affiliates agree in writing to repay the advanced funds to the Company together with the applicable legal rate of interest thereon, in cases in which such trustees, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a list of exhibits to this registration statement.

Number	Description

3.1	Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-127405) filed September 13, 2006 and incorporated herein by reference).

3.2	Articles of Amendment of to the Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File 000-53200) filed on June 22, 2009 and incorporated herein by reference).

3.3	Second Articles of Amendment to the Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-53200) filed June 22, 2012 and incorporated herein by reference).

3.4	Third Amended and Restated Bylaws of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 000-53200) filed June 22, 2012 and incorporated herein by reference).

4.1	Amended and Restated 2004 Equity Incentive Plan (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K (File No. 000-53200) filed July 5, 2012 and incorporated herein by reference).

4.2	Amended and Restated Form of Share Award Agreement (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K (File No. 000-53200) filed July 5, 2012 and incorporated herein by reference).

5.1*	Opinion of Clifford Chance US LLP, with respect to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (Included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of KPMG LLP.

24.1*	Power of Attorney (Included on the signature page to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, the State of New Jersey, on this 23rd day of July, 2012.

CHAMBERS STREET PROPERTIES

BY:	/S/ JACK A. CUNEO
	Name:	Jack A. Cuneo
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack A. Cuneo and Philip L. Kianka, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

BY: /S/ JACK A. CUNEO Jack A. Cuneo	President, Chief Executive Officer and Trustee (Principal Executive Officer)	July 23, 2012

BY: /S/ CHARLES E. BLACK Charles E. Black	Chairman of the Board of Trustees	July 23, 2012

BY: /S/ MARTIN A. REID Martin A. Reid	Trustee and Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2012

BY: /S/ JAMES M. ORPHANIDES James M. Orphanides	Trustee	July 23, 2012

BY: /S/ LOUIS P. SALVATORE Louis P. Salvatore	Trustee	July 23, 2012

S-1

EXHIBIT INDEX

Number	Description

3.1	Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-127405) filed September 13, 2006 and incorporated herein by reference).

3.2	Articles of Amendment of to the Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File 000-53200) filed on June 22, 2009 and incorporated herein by reference).

3.3	Second Articles of Amendment to the Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-53200) filed June 22, 2012 and incorporated herein by reference).

3.4	Third Amended and Restated Bylaws of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 000-53200) filed June 22, 2012 and incorporated herein by reference).

4.1	Amended and Restated 2004 Equity Incentive Plan (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K (File No. 000-53200) filed July 5, 2012 and incorporated herein by reference).

4.2	Amended and Restated Form of Share Award Agreement (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K (File No. 000-53200) filed July 5, 2012 and incorporated herein by reference).

5.1*	Opinion of Clifford Chance US LLP, with respect to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (Included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of KPMG LLP.

24.1*	Power of Attorney (Included on the signature page to this Registration Statement).

*	Filed herewith.